BELAIR REAL ESTATE CORPORATION

                              MANAGEMENT AGREEMENT


     AGREEMENT, dated as of November 23, 1998, between Belair Real Estate Corporation, a Delaware corporation ("BREC"), and Boston Management and Research, a Massachusetts business Trust (the "Manager"). Unless otherwise defined, capitalized terms shall have the meanings ascribed to them in the private placement memorandum of Belair Capital Fund LLC (the "Fund"), as amended or supplemented.

     1.  Duties  of  the  Manager.   BREC,   pursuant  to  its   Certificate  of
Incorporation (the "Charter"), hereby employs the Manager to manage the investment and reinvestment of the assets of BREC and to administer its affairs for the period and on the terms set forth in this Agreement.

     The Manager hereby accepts such employment, and undertakes to afford to BREC the advice and assistance of the Adviser's organization in the choice of investments and in the acquisition and disposition of Real Estate Assets (as such term is defined in the Operating Agreement of the Fund) for BREC and to furnish for the use of BREC office space and all necessary office facilities, equipment and personnel for servicing the investments of BREC and for administering its affairs and to pay the salaries and compensation of the directors, officers and employees of BREC who are members of the Eaton Vance organization. The Manager shall for all purposes herein be deemed to be an independent contractor and shall, except as otherwise herein expressly provided or authorized, have no authority to act for or represent BREC in any way or otherwise be deemed an agent of BREC.

     The Manager shall evaluate and select those Real Estate Assets which it considers appropriate for investment by BREC in accordance with the Fund's private placement memorandum. The Manager shall provide BREC with such management and supervision as BREC may from time to time consider necessary for the proper supervision of BREC. As manager of BREC, the Manager shall furnish continuously an investment program and shall determine from time to time what Real Estate Assets and other investments shall be acquired, disposed of or exchanged and what portion of BREC's assets shall be held uninvested, subject always to the applicable restrictions of the Charter of BREC, as from time to time amended. The Manager shall take, on behalf of BREC, all actions which it deems necessary or desirable to implement the investment policies of BREC and those investment policies of the Fund relating to Qualifying Assets.

     The Manager  shall find,  evaluate,  structure  and monitor the Real Estate
Assets defined in the Fund's Operating Agreement. The Manager shall make all decisions regarding BREC's Real Estate Assets and other investments subject always to the applicable restrictions of the Charter of BREC, as from time to time amended. The Manager shall value all non-cash assets of BREC in accordance with the by-laws of BREC, as from time to time amended, and any resolutions of the directors of BREC. The value of BREC's Real Estate Assets will be determined in good faith by the Manager, after consideration of all relevant factors, data and information, including, with respect to the Real Estate Assets that are preferred equity interests in operating partnerships affiliated with publicly-traded real estate investment trusts, information from dealers and similar firms with knowledge of such issues, and the prices of comparable preferred equity securities and other fixed or adjustable rate instruments having similar investment characteristics. The Manager shall also provide such other administrative services as BREC may request from time to time, including



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without  limitation  the  computation  of  distributions,   the  preparation  of
performance data and financial information, the preparation of reports and other communications to Shareholders of the Fund and stockholders of BREC, the monitoring of compliance by BREC with tax and regulatory requirements, and the monitoring of compliance by the Fund with its credit facility, investment objective and investment restrictions.

     2. Compensation of the Manager. For the services, payments and facilities to be furnished hereunder by the Manager, the Manager shall be entitled to receive from BREC in respect of each month a monthly management fee at the rate of 1/20th of 1% of the average daily gross investment assets of BREC. The gross investment assets on any day means the value of all assets of BREC minus the sum of BREC's liabilities other than any BREC liability with respect to the Fund's Credit Facility. Such compensation shall be paid monthly in arrears on the last business day of each month. The value of BREC's assets shall be computed daily in accordance with the by-laws of BREC and any resolutions of the directors of BREC. In case of initiation or termination of this Agreement during any month with respect to BREC, the fee for that month shall be based on the number of calendar days during which it is in effect.

     3. Allocation of Charges and Expenses. It is understood that BREC will pay all expenses other than those expressly stated to be payable by the Manager hereunder, which expenses payable by BREC shall include, without implied limitation, (i) expenses of maintaining BREC and continuing its existence, (ii) commissions, fees and other expenses connected with the acquisition, holding and disposition of Real Estate Assets and other investments, (iii) auditing, accounting and legal expenses, (iv) taxes, interest and borrowing costs, (v) governmental fees, (vi) expenses of offering, issue, sale, and redemption of BREC securities, (vii) expenses under federal and state securities laws and of preparing and printing private placement (or informational) memoranda and subscription documents for such purposes and for distributing the same to investors and donees, (viii) expenses of reports, notices and other communications to stockholders of BREC, (ix) insurance expenses, (x) fees, expenses and disbursements of custodians and subcustodians for all services to BREC (including without limitation safekeeping of funds, Real Estate Assets and other investments, keeping of books, accounts and records, and calculation of the value of BREC's assets), (xi) fees, expenses and disbursements of transfer agents, distribution disbursing agents, investor servicing agents and registrars for all services to BREC, (xii) expenses for servicing the accounts of stockholders of BREC, (xiii) compensation of the Manager, (xiv) expenses of soliciting stockholder consents and holding meetings of stockholders, (xv) the commissions, fees, costs and expenses stated to be paid or reimbursed by BREC in BREC's private placement (or informational) memorandum as supplemented from time to time, and (xvi) such non-recurring items as may arise, including expenses incurred in connection with litigation, proceedings and claims and the obligation of BREC to indemnify persons pursuant to the Charter or by-laws of BREC or other contractual arrangements.

     4. Limitation of Liability of the Manager. The services of the Manager to BREC are not to be deemed to be exclusive, the Manager being free to render services to others and engage in other business activities. BREC acknowledges that the Manager and its officers, employees, trustee, associates and affiliates are entitled to the limitation of liability to the Fund and the Shareholders of the Fund and the indemnification from the Fund conferred upon them by the Operating Agreement of the Fund. BREC further acknowledges that the Manager and its officers, employees, trustee, associates and affiliates are entitled to the limitation of liability to BREC and the stockholders of BREC and the indemnification of BREC conferred upon them by the Charter and by-laws of BREC. The Manager shall not be liable for losses sustained in the acquisition, holding or disposition of any Real Estate Asset or other investment.


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     5. Duration and  Amendment.  This  Agreement  shall  continue  indefinitely unless terminated or amended by BREC.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

BELAIR REAL ESTATE CORPORATION


By:  /s/  Thomas E. Faust, Jr.
     ---------------------------------------
     its Executive Vice President


BOSTON MANAGEMENT AND RESEARCH


By:  /s/  Alan R. Dynner
     ---------------------------------------
     its Vice President



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